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                                                                   EXHIBIT 10(i)

                    DESCRIPTION OF PARK NATIONAL CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                  Park National Corporation ("Park") adopted a Supplemental Executive Retirement Plan (the "Park SERP") in December, 1996. Effective October 1, 1994, Park changed the benefits formula under the Park National Corporation Defined Benefit Pension Plan (the "Park Pension Plan") to comply with the applicable limits under the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, the Internal Revenue Service (the "IRS") reduced the amount of compensation available in calculating pension benefits to $150,000 annually. The Park SERP, a non-qualified benefit plan, is designed to restore benefits lost due to these two changes. Park purchased life insurance contracts to fund the Park SERP. The Park SERP also provides a life insurance benefit for officers of Park and its subsidiaries participating in the Park SERP that die before age 86. These additional benefits will only be achieved if the investment from the insurance contracts on funds invested in the contracts exceed a base level return to Park during the life of each officer.